UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 2009

Fog Cutter Capital Group Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-23911	52-2081138
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1410 SW Jefferson Street, Portland, OR 97201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (503) 721-6500

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03  Bankruptcy or Receivership

On April 7, 2009, certain controlled subsidiaries of Fog Cutter Capital Group Inc. (OTCBB: FCCG) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Central District of California — San Fernando Valley Division (the “Bankruptcy Court”). The entities involved and the case numbers assigned to the subsidiaries (collectively, the “Debtors”) are as follows:

Fatburger Restaurants of California, Inc.,  Case 1:09-bk-13964

Fatburger Restaurants of Nevada, Inc.,  Case 1:09-bk-13965

The Debtors have filed a motion with the Bankruptcy Court to have the Chapter 11 Cases jointly administered. The Debtors plan to continue to operate their businesses and manage their assets as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial

On March 31, 2009, several of the Company’s Fatburger subsidiaries received a notice of default and demand for payment relating to certain loans totaling approximately $3.85 million from General Electric Capital Business Asset Funding Corporation (“GE”).  The notice of default stated that if certain payment defaults were not fully cured by April 7, 2009 then the due date of loans will be accelerated to April 7, 2009.

As of April 7, 2009, the payment defaults had not been fully cured.  Fatburger will seek to restructure the GE loans as part of the Chapter 11 Cases.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On March 31, 2009, Fog Cutter Capital Group Inc. failed to satisfy a listing requirement of the OTC Bulletin Board for the failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”).  As a result of the failure to satisfy the reporting requirement, the Company expects that its stock will no longer be listed on the OTB Bulletin Board following a 30 to 60 day grace period.  The stock of the Company will continue to be listed on the Pink Sheets Electronic OTC Markets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Fog Cutter Capital Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2009

FOG CUTTER CAPITAL GROUP INC.

	By:	/s/ R. Scott Stevenson
R. Scott Stevenson
Senior Vice President and Chief
Financial Officer